OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is dated January 20, 2011, and is entered into in Pinghe County, Fujian Province, People’s Republic of China (“PRC” or “China”) by and between Zhangzhou Fuhua Biomass Energy Technology Co., Ltd. (“Party A”), Fujian Zhangzhou Ding Neng Bio-Technology Co., Ltd. (“Party B”), and shareholders holding 100% outstanding shares of Party B (the “Shareholders of Party B” or “Party C”).  Party A, Party B, and Party C are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

1.           Party A, a company incorporated in the PRC as a foreign invested enterprise, has the expertise in the business of consulting;

2.           Party B is a company incorporated in China, and is engaged in the business of biodiesel production etc (the “Business”);

3.           The undersigned Shareholders of Party B collectively own 100% of the equity interests of Party B;

4.           Party A has entered into a Consulting Services Agreement with Party B (hereinafter “Consulting Services Agreement”) to establish a business relationship;

5.           Pursuant to that certain Consulting Services Agreement between Party A and Party B dated January 20, 2011, Party B is obligated to make regular payments of consulting services fee to Party A during the term of the Consulting Services Agreement.  However, no payment has yet been made, and Party B’s daily operation has a material effect on its ability to make such payments to Party A; and

6.           The Parties are entering into this Agreement to clarify certain matters in connection with Party B’s operations.

NOW THEREFORE, all Parties of this Agreement hereby agree as follows through negotiations:

1.           Party A agrees, subject to Party B’s agreement to relevant provisions of this Agreement, to be Party B’s guarantor in connection with the contracts, agreements and transactions executed between Party B and any other third party, and to provide full guarantee for the performance of such contracts, agreements or transactions by Party B.  Party B agrees, as a counter-guarantee, to pledge all of its relevant assets, including accounts receivable, to Party A.  Pursuant to such guarantee arrangement, Party A wishes to enter into written guarantee agreements with Party B’s counter-parties thereof, to assume the guarantee liability as the guarantor when applicable.  As such, Party B and Party C shall take all necessary actions (including, but not limited to, executing relevant documents and proceeding with relevant registrations) to carry out the counter-guarantee arrangements provided by Party A thereof.

2.           In consideration of Article 1 herein and to assure the performance of the various arrangements between Party A and Party B, and the payment of the accounts payable by Party B to Party A, Party B and the Party C hereby jointly agree that Party B shall not, without the prior written consent of Party A, conduct any transactions which may materially affect the assets, obligations, rights or the operations of Party B (excluding proceeding with Party B’s normal business operation and the lien obtained by relevant counter parties due to such agreements).  Such transactions shall include, without limitation, the following:

2.1	To borrow money from any third party or assume any debt;

2.2           To sell or acquire from any third party any asset or right, including, but not limited to, any intellectual property rights;

2.3           To provide any guarantees to any third parties using its assets or intellectual property rights; or

2.4           To assign to any third party its business agreements.

3.           In order to ensure the performance of the various operation agreements between Party A and Party B and the payments of various accounts payable by Party B to Party A, Party B and Party C hereby jointly agree to accept the corporate policies provided by Party A in connection with Party B’s daily operations, financial management and the employment and dismissal of Party B’s employees.

4.           Party B and Party C hereby jointly agree that Party C shall appoint the members recommended by Party A as the Directors of Party B, and shall appoint members of Party A’s senior management as Party B’s General Manager, Chief Financial Officer, and other senior officers.  If any member of such senior management leaves or is dismissed by Party A, he or she will lose the qualification to take any position with Party B, and Party B shall appoint another member of Party A’s senior management to take such position, as recommended by Party A.  The person recommended by Party A in accordance with this section shall have the qualifications of a Director, General Manager, Chief Financial Officer, and/or other relevant senior officers pursuant to applicable laws.

5.           Party B, together with the Party C, hereby jointly agree and confirm that Party B shall first seek guarantee from Party A if Party B requires any guarantee for its performance of any contract or loan in the course of its business operation.  Under such circumstances, Party A shall have the right, but not the obligation, to provide the appropriate guarantee to Party B at its sole discretion.  If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B immediately and Party B shall seek a guarantee from other third party.

6.           In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right, but not the obligation, to terminate all agreements between Party A and Party B, including, but not limited to, the Consulting Services Agreement.

7.           Any amendment to this Agreement shall be made in writing.  The amendments duly executed by all Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

8.           If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the laws and regulations of the jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.           Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.  Party B hereby agrees that Party A may assign its rights and obligations under this Agreement if necessary and such transfer shall only be subject to a written notice sent to Party B by Party A, and no any further consent from Party B will be required.

10.           The Parties of this Agreement shall acknowledge and ensure the confidentiality of all oral and written materials exchanged relating to this Agreement.  No Party shall disclose the confidential information to any other third party without the other Party’s prior written approval, unless: (a) it was in the public domain at the time it was communicated (unless it entered the public domain without the authorization of the disclosing Party); (b) the disclosure was in response to the relevant laws, regulations, or stock exchange rules; or (c) the disclosure was required by any of the Party’s legal counsel or financial consultant for the purpose of the transaction of this Agreement.  However, such legal counsel and/or financial consultant shall also comply with the confidentiality as stated hereof.  The disclosure of confidential information by employees or hired institutions of the disclosing Party is deemed to be an act of the disclosing Party, and such disclosing Party shall bear all liabilities of the breach of confidentiality.  If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.

11.           This Agreement shall be governed and construed in accordance with PRC law.

12.           The Parties shall strive to settle any disputes arising from the interpretation or performance of this Agreement through amicable negotiations.  If such dispute cannot be settled, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. There shall be three (3) arbitrators.  Party B shall select one (1) arbitrator and Party A shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The chairman of the CIETAC shall select the third arbitrator.  If a Party does not appoint an arbitrator who consents to participate within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the CIETAC. The arbitration shall abide by the rules of CIETAC, and the arbitration proceedings shall be conducted in Beijing, China in English.  The judgment of the arbitration shall be final and binding upon the Parties.

13.           This Agreement shall be executed by a duly authorized representative of each Party as of the date first written above and becomes effective simultaneously.

14.           The Parties confirm that this Agreement shall constitute the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal and written agreements and understandings.

15.           The term of this Agreement shall commence from the effective date and shall last for the maximum period of time permitted by law unless early terminated in accordance with the relevant provisions herein or by any other agreements reached by all Parties. Within the term of the Agreement, if Party A shall terminate this Agreement (including any extension of such term) or if this Agreement shall terminate due to any other reason, this Agreement shall be terminated upon the termination of such Party, unless such Party has already assigned its rights and obligations in accordance with Article 9 hereof.

16.           This Agreement shall be terminated on the expiration date unless it is renewed in accordance with the relevant provisions herein.  During the effective term of this Agreement, Party B shall not terminate this Agreement.  Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by giving a thirty (30) day prior written notice to Party B.

17.	This Agreement has been executed in five (5) duplicate originals in English. Each Party has received one (1) original, and all originals shall be equally valid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement is duly executed by each Party or its legal representatives.

PARTY A:	Zhangzhou Fuhua Biomass Energy Technology Co., Ltd.

	Legal/Authorized Representative:	/s/ Sanfu Huang
Name: HUANG Sanfu
Title: Executive Director

PARTY B:	Fujian Zhangzhou Ding Neng Bio-Technology Co., Ltd.

	Legal/Authorized Representative:	/s/ Xinfeng Nie
Name: NIE Xinfeng
Title: Chairman of Board of Directors

SIGNATURE PAGE FOR SHAREHOLDERS OF PARTY B

SHAREHOLDERS OF PARTY B:

/s/ Xinfeng Nie
NIE Xinfeng
ID Card No.:320325197112048034
Owns 60% of Fujian Zhangzhou Ding Neng Bio-Technology Co., Ltd.

/s/ Sanfu Huang
HUANG Sanfu
ID Card No.:R121153145
Owns 40% of Fujian Zhangzhou Ding Neng Bio-Technology Co., Ltd.